EXHIBIT 3
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            NOTICE OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY given that the Annual and Special Meeting (the "Meeting") of the Shareholders of Precision Drilling Corporation (the "Corporation") will be held in the McMurray Room, at the Calgary Petroleum Club, 319 - 5th Avenue S.W., Calgary, Alberta, on the 13th day of May 2003, at the hour of 3:00 o'clock in the afternoon (Calgary time) for the following purposes:

   1. to elect Directors for the ensuing year;

   2. to appoint Auditors for the ensuing year;

   3. to approve the 2003 Stock Option Plan;

   4. to adopt new General By-Laws of the Corporation.

   5. to transact such other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the Management Information Circular accompanying and forming part of this Notice.

The Board of Directors have fixed the record date as of March 24, 2003 (the "Record Date"). Only holders of Common Shares of record at the close of business on March 24, 2003 are entitled to receive notice of the Meeting. Shareholders of record will be entitled to vote those shares included in the list of shareholders entitled to vote at the Meeting prepared as at the Record Date, unless any such shareholder transfers his shares after the Record Date and the transferee of those shares establishes that he owns the shares and demands, not later than 10 days before the Meeting that the transferee's name be included in the list of shareholders entitled to vote at the Meeting, in which case such transferee shall be entitled to vote such shares at the Meeting.

Shareholders of the Corporation who are unable to personally be present at the aforesaid Meeting may date and sign the form of proxy accompanying this Notice and return the same to the offices of Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2YI.

Forms of Proxy, in order to be valid and acted upon at the said Meeting, must be returned to the aforesaid offices of Computershare Trust Company of Canada not less than 48 hours before the time fixed for holding the Meeting or any adjournment thereof or with the Chairman of the Meeting prior to commencement thereof.

A copy of the Corporation's current Annual Report which includes its Consolidated Financial Statements for the fiscal years ended December 31, 2002 and December 31, 2001, the Management Information Circular with respect to the Meeting, the Corporation's Renewal Annual Information Form for the fiscal year ended December 31, 2002, as filed with Canadian provincial securities commissions and, under cover of an Annual Report on Form 40-F, with United States Securities and Exchange Commission, and any interim financial statements of the Corporation subsequent to the Financial Statements for the year ended December 31, 2002, may be obtained by writing to Precision Drilling Corporation to the attention of the Corporate Secretary, Suite 4200, 150-6th Avenue S.W., Calgary,Alberta T2P 3Y7.

             Dated at Calgary, Alberta this 9th day of April, 2003.

                       BY ORDER OF THE BOARD OF DIRECTORS,



                                 JAN M. CAMPBELL
                               Corporate Secretary